Exhibit 99.1

Pure Cycle Corporation Announces
 Financial Results for its Second Quarter Ended
 February 28, 2019

Denver, Colorado – April 3, 2019 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle” or the “Company”) today reported financial results for its second quarter ended February 28, 2019.

"We are pleased to report our results for our fiscal three and six months 2019. The first six months of our fiscal year 2019 was highlighted with six show homes under development by three builders on our Sky Ranch property," commented Mark Harding, President of Pure Cycle Corporation." Also, we are very pleased with the progress of our wastewater facility at Sky Ranch, and our new Lowry Ridge Reservoir is almost complete," continued Mr. Harding.

We will host a conference call on Monday, April 8, 2019, at 1PM Eastern (11AM Mountain) to discuss these results. Call details are below. Additionally, we will post a detailed slide presentation, which overviews the Company and presents summary financial results on our website and can be accessed at www.purecyclewater.com.

The following table summarizes results of operations for the quarters and fiscal year to date ended February 28, 2019 and 2018:

	Period Ended February 28,
	In 000's (except per share)
	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
Revenue
Water sales	$217	$845	$1,653	$1,805
Tap fees (water and wastewater)	467	-	722	50
Lot sales	1,946	-	3,328	-
Total revenue	2,630	845	5,703	1,855
Cost of revenues
Water cost of revenue	$(426)	$(280)	$(955)	$(775)
Lot fee development	(1,830)	-	(3,128)	-
Total costs of revenue	(2,256)	(280)	(4,083)	(775)

Gross profit	374	565	1,620	1,080

Operating expenses:
General and administrative	(560)	(520)	(1,198)	(1,181)
Other	(90)	(59)	(179)	(114)
(Loss) income from operations	(276)	(14)	243	(215)
Other (expenses) income:
Oil and gas royalties and lease income, net	58	63	104	115
Other loss	-	(2)	(2)	(3)
Interest income	122	53	193	107
Net income (loss) before taxes	(96)	100	538	4
Taxes	-	-	-	-
Net income (loss) after taxes	$(96)	$100	$538	$4
Income (loss) per share	*	*	$0.02	*

* Denotes less than $0.01 per share

Revenues increased approximately 211% and 207% during the three and six months ended February 28, 2019 as compared to the three and six months ended February 28, 2018, respectively. The increases are primarily attributable to revenue recognized from lot sales and tap fees related to Sky Ranch. Revenue from water sales decreased for both the three and six months ending February 28, 2019 compared to the three and six months ending February 28, 2018 due to lower industrial water sales for fracking. We anticipate industrial water sales to increase in the second half of 2019. Costs of revenues increased approximately 706% and 427% during the three and six months ended February 28, 2019 as compared to the three and six months ended February 28, 2018, respectively, due primarily to costs of revenue incurred from lot sales.

During the three months ended February 28, 2019, we recognized a net loss of approximately $96,000, a decrease of approximately 196% during the period compared to the three months ended February 28, 2018. The loss is primarily attributed to lower industrial water sales related to fracking. Net income increased during the six months ended February 28, 2019 as compared to the six months ended February 28, 2018. The increase is primarily attributable to revenue from lots sales and water and wastewater tap fees for fiscal year 2019.

Our summarized financial position as of February 28, 2019 and August 31, 2018 are as follows:

	February 28, 2018	August 31, 2018	$ Change
	000's	000's	000's
Assets
Cash, cash equivalents and marketable securities	$11,114	$20,283	$(9,169)
Other current assets	13,881	7,635	6,246
Total current assets	24,995	27,918	(2,923)
Long-term investments	-	190	(190)
Investments in water and water systems, net	41,993	36,722	5,271
Land and mineral interests	4,796	4,660	136
Other long-term assets	2,562	2,417	145
Total assets	$74,346	$71,907	$2,439

Liabilities and Shareholders' Equity
Current liabilities	$3,766	$2,054	$1,712
Other long-term liabilities	366	400	(34)
Total liabilities	4,132	2,454	1,678
Total shareholders' equity	70,214	69,453	761
Total liabilities and shareholders' equity	$74,346	$71,907	$2,439

Cash, cash equivalents and marketable securities decreased compared to year ended August 31, 2018, primarily due to the funding of the Sky Ranch development and other capital projects the company is investing in. Development costs are recorded in inventories in other current assets until charged to cost of revenue over time based on inputs of costs to total costs. Current liabilities increased due to deferred revenue, as a result of the company collecting its second milestone payment from two builders at Sky Ranch for completing the wet utility phase of the development project.

SECOND QUARTER 2019 EARNINGS CALL

When: 1:00PM Eastern (11 AM Mountain on April 8, 2019)
Call in number: 844-369-8770 (no pass codes required)
Replay available until: April 22, 2019 at 1:00PM ET
Replay call in number 877-481-4010 #45739

Company Information

Pure Cycle owns land and water assets in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about industrial water sales in the second half of 2019. The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: the timing of oil and natural gas development in the areas where we sell our water; the market price of oil and natural gas; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.